Exhibit 99.3

Dear Friend,

At EagleBank our relationships with our customers come first. With that in mind, we wanted to provide you with accurate information in response to false and misleading statements contained in a piece about Eagle Bancorp and EagleBank that was floated on the internet on Friday. It was sent out by a predatory “short seller” writing with a self-interest in seeing EGBN stock drop.

This short seller has a history of attacking successful banks and other companies in order to manipulate stock prices and to profit from the trades that benefitted from the manipulations. We do not intend to let the manipulator get away with this illegal activity.

The short seller alleged that EagleBank and its directors and officers acted improperly in making loans to insiders. EagleBank categorically rejects this deceptive and misleading allegation and has responded accordingly in the two press releases that follow this letter. We will not repeat the responses here; I encourage you to read the next few pages.

Your bank is as strong today as it was a week ago. The same directors and executives — with the same high level of integrity and attention to detail — continue to supervise and manage what has become the area’s largest and Maryland’s most profitable local community bank. We founded EagleBank in 1998. We now have well over $7 billion in assets. For just the first nine months of the year, Eagle Bancorp reported net income of over $84 million — another record for us. (In fact, we have reported record earnings each quarter for the last 35 quarters). Our capital base is over $900 million.

Our credit quality remains pristine. Non—performing assets and more than 90 day past due  loans are only .24% of assets as of September 30, 2017. Eagle Bancorp’s capital exceeds regulatory requirements.  These are strong numbers.

As evidenced by the tiny percentage of non-performing assets, EagleBank adheres to sound underwriting practices which are internally and independently reviewed. Any loans subject to Regulation O (the regulation that addresses the rules and processes for making loans to insiders) have been made, approved and disclosed in compliance with that regulation. EagleBank is proud of its history and culture of compliance, which includes rigorous regulatory review by its compliance department and audit executives and active board oversight.

Further, as a publicly traded company, Eagle Bancorp files certified periodic financial reports with the SEC. They are publicly available on our website and on the SEC’s website. EagleBank and Eagle Bancorp are both highly regulated, and are supervised by both the Federal Reserve and the State of Maryland. The bank is subject to annual examinations.

Eagle Bancorp’s fundamentals are strong. The numbers speak for themselves. The truth is in our financials, not in some anonymous internet piece by a known short-seller who preys on others by issuing false and misleading statements about us and other companies to produce outsized returns for itself and its cohorts. The truth is supported by our consistent outstanding performance and the hard won integrity of our Board and executive management. You should view very skeptically the false information being circulated by Aurelius Value and its ilk.

EagleBank and its holding company were founded on, and remain strongly committed to, the highest professional and ethical standards. Our focus will continue to be on fueling the success of our customers, our employees, our shareholders and our community.

We value your business and our relationship. There is no “there” there in the internet piece. But please, should you have any questions, do not hesitate to contact us. We are here for you, as we always have been. And as we always will be.

With best regards,

Ronald D. Paul

Chairman and Chief Executive Officer

Susan G. Riel

Chief Operating Officer